                                                                    EXHIBIT 10.5
                      Autonomous Technologies Corporation


INDEX TO FINANCIAL STATEMENTS
===============================================================================
                 DESCRIPTION                                           Page No.
-------------------------------------------------------------------------------
Report of Independent Certified Public Accountants                        F-1
-------------------------------------------------------------------------------
Balance Sheets - - December 31, 1997 and 1996                             F-2
-------------------------------------------------------------------------------
Statements of Operations                                                  F-4
-------------------------------------------------------------------------------
Statements of Stockholders' Equity for the Period from Inception
 (July 23, 1985) to December 31, 1997                                      F-5
-------------------------------------------------------------------------------
Statements of Cash Flows                                                  F-7
-------------------------------------------------------------------------------
Notes to Financial Statements                                             F-9
-------------------------------------------------------------------------------
Consent of Arthur Andersen LLP                                            F-21
===============================================================================

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Stockholders of
Autonomous Technologies Corporation:

We have audited the accompanying balance sheets of Autonomous Technologies Corporation (a Florida corporation in the development stage) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996, the nine months ended December 31, 1995, and the period from inception (July 23, 1985) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Autonomous Technologies Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, the nine months ended December 31, 1995, and the period from inception (July 23, 1985) to December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company is in the development stage with no significant operating results to date. The factors discussed in Note 1 to the financial statements raise a substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  ARTHUR ANDERSEN LLP
------------------------
Arthur Andersen LLP


Orlando, Florida,
  January 31, 1998
  (except with respect to
   the matters discussed in
   Note 11, as to which the
   dates are March 30 and
   April 16, 1998)

                      AUTONOMOUS TECHNOLOGIES CORPORATION
                      -----------------------------------
                         (A Development Stage Company)

                  BALANCE SHEETS -- DECEMBER 31, 1997 AND 1996
                  --------------------------------------------

                        ASSETS                                                       1997               1996
-------------------------------------------------------------                     -------------      ------------
CURRENT ASSETS:
  Cash and cash equivalents                                                        $    109,245      $  2,980,036
  Investments                                                                         7,191,827         9,263,754
  Restricted investment                                                                       -           162,000
  Inventories                                                                         2,358,934           262,607
  Prepaid expenses and other assets                                                     356,892            63,018
                                                                                  -------------      ------------
            Total current assets                                                     10,016,898        12,731,415

PROPERTY AND EQUIPMENT, net (Note 2)                                                  1,155,718           453,555
LADARVision SYSTEMS-IN-SERVICE, net (Note 2)                                            400,584                 -
ADVANCE LICENSING FEES                                                                  747,470           750,000
OTHER ASSETS                                                                             95,479           209,279
                                                                                  -------------      ------------
            Total assets                                                           $ 12,416,149      $ 14,144,249
                                                                                  =============      ============
         LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------
CURRENT LIABILITIES:
  Accounts payable                                                                 $    743,898      $    834,785
  Accrued expenses                                                                      835,324           422,254
  Note payable                                                                                -           151,299
  Current portion of obligations under capital leases (Note 3)                           97,108            55,130
                                                                                  -------------      ------------
            Total current liabilities                                                 1,676,330         1,463,468

OBLIGATIONS UNDER CAPITAL LEASES, less current portion (Note 3)                         185,007           122,133
OBLIGATION UNDER STRATEGIC ALLIANCE AGREEMENT (Notes 4 and 11)                        1,575,000           975,000
                                                                                  -------------      ------------
            Total liabilities                                                         3,436,337         2,560,601
                                                                                  -------------      ------------
COMMITMENTS AND CONTINGENCIES (Notes 3, 4, 5, 6 and 9)

STOCKHOLDERS' EQUITY (Notes 4, 5 and 6):
  Undesignated series, $.01 par value; 1,000,000 shares authorized at
   December 31, 1997 and 1996; 0 shares issued and outstanding                                -                 -

  Common stock, $.01 par value; 25,000,000 shares authorized, 9,986,755 shares issued and outstanding at December 31, 1997; 15,000,000 shares
   authorized, 6,763,187 shares issued and outstanding at December 31, 1996              99,868            67,632
   Additional paid-in capital                                                        37,787,991        28,784,708
   Deficit accumulated during the development stage                                 (28,908,047)      (17,268,692)
                                                                                  -------------      ------------
            Total stockholders' equity                                                8,979,812        11,583,648
                                                                                  -------------      ------------
            Total liabilities and stockholders' equity                             $ 12,416,149      $ 14,144,249
                                                                                  =============      ============


            The accompanying notes are an integral part of these balance sheets.

                      AUTONOMOUS TECHNOLOGIES CORPORATION
                      -----------------------------------
                         (A Development Stage Company)


                           STATEMENTS OF OPERATIONS
                           ------------------------


                                                                                                       Cumulative
                                                                                    Nine Months      from Inception
                                                       Year Ended     Year Ended       Ended       (July 23, 1985) to
                                                      December 31,   December 31,   December 31,      December 31,
                                                          1997           1996           1995              1997
                                                      ------------   ------------   ------------   ------------------
REVENUES:
  LADARVision systems and services                    $     37,065   $              $               $          37,065
  Research grants                                                -              -              -            3,450,517

OPERATING EXPENSES:
  Costs of revenues - LADARVision systems and
   services                                                105,892              -              -              105,892
  Costs of revenues - research grants                            -              -              -            3,465,596
  Clinical trials                                        2,980,317      1,715,412        602,847            5,870,194
  Research and development                               2,954,559      3,521,381      1,698,056           10,308,315
  Selling and marketing (Notes 4 and 5)                  1,493,069      1,190,898        478,439            3,455,002
  General and administrative                             2,328,222      1,852,351        974,738            6,354,871
  Other expenses (Notes 4 and 9)                         2,355,472      1,283,874        375,000            4,014,346
                                                      ------------   ------------   ------------   ------------------
OPERATING LOSS                                         (12,180,466)    (9,563,916)    (4,129,080)         (30,086,634)

OTHER INCOME (EXPENSE):
  Interest income                                          582,219        581,866         32,155            1,287,722
  Interest expense                                         (41,108)       (25,994)        (2,120)            (104,363)
                                                      ------------   ------------   ------------   ------------------
LOSS BEFORE PROVISION FOR INCOME TAXES                 (11,639,355)    (9,008,044)    (4,099,045)         (28,903,275)

PROVISION FOR INCOME TAXES (Note 7)                              -              -              -                4,772
                                                      ------------   ------------   ------------   ------------------
NET LOSS                                              $(11,639,355)   $(9,008,044)   $(4,099,045)   $     (28,908,047)
                                                      ============   ============   ============   ==================
LOSS PER SHARE (Notes 1 and 10):
  Basic net loss per share                            $      (1.43)   $     (2.36)   $     (3.37)
                                                      ============   ============   ============
  Weighted average common shares used in computing
   basic net loss per share                              8,151,395      3,812,039      1,217,509
                                                      ============   ============   ============



        The accompanying notes are an integral part of these statements.

                      AUTONOMOUS TECHNOLOGIES CORPORATION
                      -----------------------------------
                         (A Development Stage Company)


                      STATEMENTS OF STOCKHOLDERS' EQUITY
                      ----------------------------------

      FOR THE PERIOD FROM INCEPTION (JULY 23, 1985) TO DECEMBER 31, 1997
      ------------------------------------------------------------------
                                   (Note 5)


                                                                      Convertible                              Deficit
                                                                                                             Accumulated
                                      Preferred Stock              Common Stock          Additional          During the
                                  ----------------------       ------------------          Paid-in           Development
                                  Shares          Amount       Shares      Amount          Capital              Stage
                                 --------        -------      ---------    -------   --------------        -------------
BALANCE, July 23, 1985              -            $  -              -      $   -      $       -             $        -

  Issuance of common stock          -               -         1,125,000     11,250         76,250                   -
  Issuance of Series A
   convertible preferred stock     3,000           3,000           -          -           723,233                   -
  Issuance of Series B
   convertible preferred stock     1,313           1,313           -          -           374,071                   -
  Net loss                          -               -              -          -              -                (1,466,254)
                                 --------        -------      ---------    -------   -------------         -------------
BALANCE, March 31, 1994            4,313           4,313      1,125,000     11,250      1,173,554             (1,466,254)

  Issuance of Series A
   convertible preferred stock       354             354           -          -            80,180                   -
  Issuance of Series B
   convertible preferred stock       170             170           -          -            49,017                   -
  Issuance of Series C
   convertible preferred stock     2,927           2,927           -          -         1,535,270                   -
  Net loss                          -               -              -          -              -                (2,695,349)
                                 --------        -------      ---------    -------   -------------         -------------
BALANCE, March 31, 1995            7,764           7,764      1,125,000     11,250      2,838,021             (4,161,603)

  Common stock placed in escrow
   for future services              -               -           120,000      1,200         22,850                   -
  Issuance of Series D
   convertible preferred stock     2,456           2,456           -          -         1,211,717                   -
  In-kind services provided by
   stockholder                      -               -              -          -           220,148                   -
  Compensation under stock
   option plan                      -               -              -          -           380,626                   -
  Net loss                          -               -              -          -              -                (4,099,045)
                                 --------        -------      ---------    -------   -------------         -------------
BALANCE, December 31, 1995        10,220         $10,220      1,245,000   $ 12,450   $  4,673,362          $  (8,260,648)

                      AUTONOMOUS TECHNOLOGIES CORPORATION
                      -----------------------------------
                         (A Development Stage Company)


                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       ----------------------------------

       FOR THE PERIOD FROM INCEPTION (JULY 23, 1985) TO DECEMBER 31, 1997
       ------------------------------------------------------------------
                                    (Note 5)
                                  (Continued)

                                                  Convertible
                                                Preferred Stock         Common Stock                           Deficit  Accumulated
                                              -------------------   -------------------   Additional Paid-in       During the
                                               Shares     Amount     Shares     Amount         Capital          Development Stage
                                              --------   --------   ---------  --------   ------------------   --------------------
BALANCE, December 31, 1995                      10,220   $ 10,220   1,245,000  $ 12,450      $  4,673,362         $  (8,260,648)
  Issuance of Series D convertible
   preferred stock                               4,363      4,363          -         -          2,177,137                    -
  Conversion of all preferred stock
   upon closing of initial public
   offering                                    (14,583)   (14,583)  2,187,450    21,875            (7,292)                   -
  Conversion of note payable and
   advance from stockholder upon
   closing of initial public offering               -          -      817,500     8,175         3,396,825                    -
  Issuance of common stock in initial
   public offering, net of
   offering costs                                   -          -    2,500,000    25,000        17,868,000                    -
  In-kind services provided by stockholder          -          -           -         -            449,736                    -
  Compensation under stock plans and
   agreements                                       -          -           -         -            218,890                    -
  Exercise of stock options                         -          -       13,237       132             8,050                    -
  Net loss                                          -          -           -         -                 -             (9,008,044)
                                              --------   --------   ---------  --------   ------------------   --------------------

BALANCE, December 31, 1996                          -          -    6,763,187    67,632        28,784,708           (17,268,692)
  Issuance of common stock, net of
   offering costs                                   -          -    3,000,000    30,000         7,984,996                    -
  In-kind services provided by stockholder          -          -           -         -            471,275                    -
  Compensation under stock plans and
   agreements                                       -          -           -         -            485,937                    -
  Exercise of stock options and warrants            -          -      223,568     2,236            61,075                    -
  Net loss                                          -          -           -         -                 -            (11,639,355)
                                              --------   --------   ---------  --------   ------------------   --------------------
BALANCE, December 31, 1997                          -    $     -    9,986,755  $ 99,868      $ 37,787,991         $ (28,908,047)
                                              ========   ========   =========  ========   ==================   ====================


        The accompanying notes are an integral part of these statements.

                      AUTONOMOUS TECHNOLOGIES CORPORATION
                      -----------------------------------
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                                                             Cumulative from
                                                                                                                Inception
                                                                                              Nine Months    (July 23, 1985)
                                                               Year Ended      Year Ended        Ended             to
                                                              December 31,    December 31,    December 31,     December 31,
                                                                 1997             1996            1995            1997
                                                             -------------    ------------    ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                   $ (11,639,355)   $ (9,008,044)   $ (4,099,045)   $ (28,908,047)
  Adjustments to reconcile net loss to net cash
   used in operating activities-
     In-kind services provided by stockholder                      471,275         449,736         220,148        1,141,159
     Compensation expense under stock option plan                  485,937         218,890         380,626        1,085,453
     Compensation expense related to common stock
      placed in escrow for future services                              -               -           24,050           24,050
     Convertible preferred stock issued for services                    -               -          132,500          162,500
     Loss on disposal of property and equipment                         -           85,167              -            85,167
     Depreciation and amortization                                 315,054         173,724          33,886          693,859
     Changes in assets and liabilities-
        Increase in inventory                                   (2,096,327)       (262,607)             -        (2,358,934)
        Decrease (increase) in prepaid expenses and
         other assets                                             (180,074)       (200,770)         35,248         (452,371)
        Decrease (increase) in advance licensing fees                2,530        (750,000)             -          (747,470)
        Increase (decrease) in accounts payable                    (90,887)        508,258         267,263          743,898
        Increase in accrued expenses                               413,070         191,973         137,660          835,324
        Increase in obligation under strategic alliance
         agreement                                                 600,000         600,000         375,000        1,575,000
                                                             -------------    ------------    ------------    -------------
             Net cash used in operating activities             (11,718,777)     (7,993,673)     (2,492,664)     (26,120,412)
                                                             -------------    ------------    ------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures on property and equipment                 (802,556)       (298,287)        (71,098)      (1,483,250)
   Investments in LADARVision Systems-in-Service                  (437,000)             -               -          (437,000)
   Restricted investment (made) proceeds                           162,000        (162,000)             -                -
   Investments made                                             (9,644,170)    (14,144,080)             -       (23,788,250)
   Investment proceeds                                          11,716,097       4,880,326              -        16,596,423
                                                             -------------    ------------    ------------    -------------
             Net cash used in investing activities                 994,371      (9,724,041)        (71,098)      (9,112,077)
                                                             -------------    ------------    ------------    -------------

                      AUTONOMOUS TECHNOLOGIES CORPORATION
                      -----------------------------------
                         (A Development Stage Company)

                           STATEMENTS OF CASH FLOWS
                           ------------------------
                                  (continued)

                                                                                                             Cumulative from
                                                                                                                Inception
                                                                                              Nine Months    (July 23, 1985)
                                                               Year Ended      Year Ended        Ended             to
                                                              December 31,    December 31,    December 31,     December 31,
                                                                 1997             1996            1995            1997
                                                             -------------    ------------    ------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of convertible
   preferred stock                                                      -         2,181,500       1,081,673        6,002,708
  Net proceeds from issuance of common stock                     8,014,996       17,893,000              -        25,995,496
  Proceeds from exercise of stock options and
   warrants                                                         63,311            8,182              -            71,493
  Payment of obligations under capital leases                      (73,393)         (28,557)         (1,013)        (102,963)
  Net proceeds from (payments of) note payable                    (151,299)         151,299              -                -
  Advance from stockholder                                              -                -        1,000,000        1,000,000
  Proceeds from issuance of convertible note payable                    -                -               -         2,405,000
  Proceeds from long-term debt                                          -                -               -           200,000
  Repayment of long-term debt                                           -                -               -          (200,000)
  Other, net                                                            -                -               -           (30,000)
                                                             -------------     ------------    ------------    -------------
           Net cash provided by financing activities             7,853,615       20,205,424       2,080,660       35,341,734
                                                             -------------     ------------    ------------    -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (2,870,791)       2,487,710        (483,102)         109,245

CASH AND CASH EQUIVALENTS, beginning of year                     2,980,036          492,326         975,428               -
                                                             -------------     ------------    ------------    -------------

CASH AND CASH EQUIVALENTS, end of year                       $     109,245     $  2,980,036     $   492,326     $    109,245
                                                             =============     ============     ===========     ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash transactions-
     Interest paid                                           $      36,518     $     22,057     $     2,120     $     59,318
  Non-cash transactions-
     Property and equipment purchases subject to
      capital lease obligations                              $     178,246     $    178,519     $    28,314     $    206,833
     Advance from stockholder converted to common
      stock                                                  $          -      $  1,000,000     $        -      $  1,000,000
     Convertible note converted to common stock              $          -      $  2,405,000     $        -      $  2,405,000

        The accompanying notes are an integral part of these statements

                      AUTONOMOUS TECHNOLOGIES CORPORATION
                      -----------------------------------
                         (A Development Stage Company)


                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                        DECEMBER 31, 1997, 1996 AND 1995
                        --------------------------------

1. ORGANIZATION, FUNDING AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
   ---------------------------------------------------------------------

Organization and Funding
------------------------

Autonomous Technologies Corporation (the Company) was incorporated in the State of Florida in 1985. The Company was formed to pursue applications in the specialized field of laser radar (LADAR). The Company has now focused its efforts on applying unique LADAR tracking technology to the medical field of ophthalmology and has developed an ophthalmic laser product for vision correction, tradenamed the LADARVision System (formerly called the T-PRK(R) System).

The Company generated revenues under government research grants during the early years of its existence while it was developing commercial applications of the LADAR technology. The final grant under which the Company conducted such research was completed in February 1994. All subsequent research and clinical development efforts have been devoted toward ophthalmic commercial applications for its LADARVision System.

In May 1996, the Company completed its initial public offering of common stock. The Company sold 2,500,000 shares of common stock in this offering. Concurrent with this event, all of the outstanding convertible preferred stock and certain debt of the Company were converted to common shares. In June 1997, the Company completed a secondary offering of 3,000,000 shares of common stock.

The Company's management believes that its current cash and investment resources will be sufficient to fund operations through the first quarter of 1998. Management intends to seek additional funding during 1998 to fund the Company's operations as it: (a) progresses through the clinical and regulatory process directed at seeking approval from the U.S. Food & Drug Administration (FDA) for its initial indications of moderate myopia (up to -10 diopters) and astigmatism,
(b) initiates and executes new clinical protocols for additional indications and clinical capabilities, including hyperopia and the Company's Custom Cornea(TM) technology, and (c) prepares and launches the LADARVision System in markets to include Canada, Europe and the U.S. Such funding may be sought from one or more sources, including: debt financing to support the Company's commercial placements, and equity financing and/or the sale of marketing rights to fund on-going operations.

Summary of Significant Accounting Policies
------------------------------------------

Basis of Presentation
---------------------

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Accordingly, the financial statements do not include any adjustments that might result from the Company's inability to continue as a going concern.

Development Stage Company

The Company's primary operations since inception have been devoted to developing commercial applications of its LADAR technology. No significant operating revenue has yet been generated. As a result, the financial statements are presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." In order to generate significant revenues and become an operating business, the Company is in the process of building both U.S. and non-U.S. sales and marketing capabilities and commercially introducing the LADARVision System overseas. Additionally, the Company must continue FDA clinical trial protocols for its submitted indications and achieve a Pre-Market Approval (PMA) from the FDA before commencing U.S. sales and marketing activities. Several companies are actively marketing ophthalmic laser devices outside the U.S. Two such devices have been approved by the FDA for U.S. marketing.

Change in Fiscal Year

The Company changed its fiscal year from March 31 to December 31 effective December 31, 1995. This change was made to be consistent with general medical device industry practice. As a result, the fiscal period ended December 31, 1995, presented herein is a nine-month period.

Cash and Cash Equivalents

Cash in excess of immediate operating needs is invested for up to 90 days in overnight repurchase agreements and/or marketable debt securities, such as commercial paper, in accordance with the Company's investment policy. Such cash equivalents are stated at cost plus accrued interest which approximates market value. The Company considers these investments as cash for cash flow statement purposes.

Investments

Certain other liquid funds of the Company have been invested for terms in excess of 90 days in Treasury and Agency securities. These investments are being accounted for as "available-for-sale" securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Realized gains and losses are computed using the specific identification method. As of December 31, 1997 and 1996, the investments are stated at amounts which approximate quoted market value. All of the Company's investments held at December 31, 1997, mature in 1998.

Inventories

As of December 31, 1997, inventory is made up of component parts for LADARVision Systems ($988,822) and work-in-progress on LADARVision Systems ($1,370,111). Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

Property and Equipment, Net

Property and equipment is recorded at cost less accumulated depreciation and amortization. The Company provides depreciation primarily using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the term of the lease or the life of the asset. Asset lives range as follows:

                                                                      Years
                                                                      -----
     Furniture and office equipment................................    3-7
     Assembly, design and test equipment...........................    3-7

LADARVision Systems-in-Service

The Company's LADARVision Systems-in-Service are LVC systems placed under the Company's Autonomous Affiliates ProgramSM wherein the ophthalmology clinic or hospital pays the Company a per- procedure fee for the use of the system in LVC procedures. The Company is depreciating LADARVision Systems-in-Service for financial reporting purposes over five years on a straight-line basis.

Advance Licensing Fee

The Company paid an advance licensing fee for the right to use certain patented technology in commercial applications of its LADARVision System in the future. License fees, which began to accrue in 1997, are due based on agreed upon percentages of certain of the Company's future revenues, as defined in the license agreement.

Research and Development

Research and development costs, which include the costs to pursue new patents and the costs of building prototype LADARVision System and Custom Cornea units, are expensed as incurred.

Software Development Costs

Costs of developing software that will be used in the LADARVision System units have been included in research and development expenses since technological feasibility has not yet been established. Once technological feasibility is established, the Company intends to capitalize such costs thereinafter incurred and report them at the lower of unamortized cost or net realizable value. Due to uncertainties surrounding the FDA approval process, technological feasibility will not be considered established until the approval process has advanced to the point when the Company has received its PMA from the FDA.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income taxes have been provided for the differences between the financial reporting and income tax reporting basis of the Company's assets and liabilities. These temporary differences consist of differences between the timing of the deduction of certain amounts between income tax reporting purposes and financial statement purposes. Due to uncertainties regarding the Company's ability to realize the benefits of its deferred tax assets through future operations, a valuation allowance has been established that completely offsets the net deferred tax asset.

Net Loss Per Share; Statement of Financial Accounting Standards 128

Effective December 15, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 replaces the presentation of primary earnings per share ("EPS") with a presentation of basic EPS. Additionally, for many companies with potential common stock instruments outstanding (options, warrants, convertible securities, or other contingent issuances), a dual presentation of basic and diluted EPS is required. The Company's presentation of basic EPS is found in the accompanying statements of operations. The Company's net losses for the periods presented cause the inclusion of potential common stock instruments outstanding to be antidilutive and, therefore, in accordance with SFAS No. 128, the Company is not required to present a diluted EPS.

All share and per-share information in the financial statements have been adjusted to give effect to the 150-for-1 stock split and par value restatement which became effective upon Board of Directors (the Board) and shareholder approval in February 1996, as further discussed below in the notes.

Stock Authorization and Stock Split

In February 1996, the Board approved a 150-for-1 stock split of the Company's common stock and a restatement of the par value of the Company's common stock to $.01 per share, accompanied by an increase in authorized common shares to 15,000,000. The Board also approved the creation of a new class of convertible preferred stock of the Company and approved an authorization of 1,000,000 shares of such stock, whose price, rights, privileges and related terms shall be determined by the Board at the time of issuance. On June 12, 1997, the stockholders of the Company authorized an increase in authorized common shares to 25,000,000.

Stock Options

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which encourages, but does not require, companies to adopt the fair value method of accounting for stock-based employee compensation plans. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Companies are also permitted to continue to account for such transactions under Accounting Principles Board ("APB") Opinion No. 25, but are required to disclose on a pro forma basis, net income and, if presented, earnings per share, as if the fair value based method of accounting had been applied.

Effective January 1, 1996, the Company elected to adopt only the disclosure requirements of SFAS No. 123. Accordingly, the Company will continue to account for stock based employee compensation under APB Opinion No. 25.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial assets and liabilities, including cash and cash equivalents and accounts payable at December 31, 1997 and 1996, approximate fair value because of the short maturity of these items. The carrying amount of the Company's obligations under capital leases approximates fair value at December 31, 1997 and 1996, since the interest rates approximate rates currently available to the Company for borrowings and investments.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Effective January 1, 1996, the Company changed the estimated useful lives for some of its property and equipment from five years to three years. The effect of this change in accounting estimate on net loss and net loss per share for the year ended December 31, 1996 was immaterial.

Reclassifications

Certain prior-year amounts have been reclassified to conform with the current-year presentation.

2.   PROPERTY AND EQUIPMENT:
     -----------------------

Property and equipment consisted of the following as of December 31, 1997 and 1996:

                                                                                 1997            1996
                                                                             ----------      -----------
   Furniture and office equipment.......................................     $  941,298      $   475,732
   Assembly, design and test equipment..................................        662,252          298,823
   Leasehold improvements...............................................        151,178             -
                                                                             ----------      -----------
                                                                              1,754,728          774,555
   Less- Accumulated depreciation and amortization......................       (599,010)        (321,000)
                                                                             ----------      -----------
            Property and equipment, net.................................     $1,155,718      $   453,555
                                                                             ==========      ===========

As of December 31, 1997, the Company held equipment under capital leases with a net book value of $242,251. Depreciation expense totaled $278,638, $173,724, and $33,886 for the periods ended December 31, 1997, 1996, and 1995, respectively.

3.   LEASE OBLIGATIONS:
     ------------------

The Company has acquired furniture, computer, design and communications equipment under capital lease arrangements. The effective interest rate on the leases range from 9 percent to 21 percent.

In May 1997, the Company began occupying a main office and production facility with approximately 25,000 square feet under a lease. The lease term is 10 years, with two five-year renewal options and termination opportunities at years five and seven. Base rent under this lease for the first year is $237,500, with annual 3 percent increases in subsequent years, plus the Company's allocated portion of common area maintenance and other operating costs. The lease payments include rent on $500,000 of landlord provided and tenant specified improvements, including certain outfitting of production areas. Minimum future obligations under noncancelable operating leases (including the aforementioned facilities lease) and the present value of future minimum capital lease payments as of December 31, 1997, are as follows:

   Year Ending                                                            Capital          Operating
   December 31,                                                           Leases             Leases
   ------------                                                          ----------       ------------
       1998............................................................  $  125,983       $    244,595
       1999............................................................      94,919            251,933
       2000............................................................      56,828            259,491
       2001............................................................      46,930            267,276
       2002............................................................      21,499            275,294
       2003 and thereafter.............................................           -          1,505,419
                                                                         ----------       ------------
       Total minimum lease payments....................................     346,159       $  2,804,008
       Less- Amount representing interest..............................     (64,044)      ============
                                                                         ----------
       Present value of minimum lease payments.........................     282,115
       Less- Current portion...........................................     (97,108)
                                                                         ----------
       Long-term obligation............................................  $  185,007
                                                                         ==========

Rent expense totaled $362,876, $168,741, and $80,720 for the periods ended December 31, 1997, 1996 and 1995, respectively.

4.   STRATEGIC ALLIANCE:
     -------------------

In May 1994, the Company entered into a strategic marketing alliance (the Purchase Agreement) with CIBA Vision Group Management, Inc. (CIBA), whereby CIBA invested $2,405,000 into the Company and received an interest-free, convertible note of $2,405,000 (the Note) with a three-year term, made an equity investment in the Company (see Note 5), and acquired exclusive marketing rights outside of North America to the LADARVision System. The Note automatically converted into common stock upon the Company's initial public offering in May 1996.

On May 15, 1995, the Company entered into a Strategic Alliance Agreement (SAA) with CIBA which terminated the aforementioned marketing agreement with CIBA and amended the Purchase Agreement. Under this agreement, the Company regained control of all marketing rights, received a $1,000,000 cash payment (see below), and a commitment of $1,000,000 worth of contributed sales and marketing services over three years. In return, CIBA obtained the right to a 6 percent commission on net revenue worldwide, as defined in the SAA, from all of the Company's equipment sales and patient procedure fees pertaining to ophthalmic refractive surgery. The commission is limited to $10,000,000 in the aggregate unless the Company chooses to continue paying such commissions for five additional years in
lieu of issuing the stock discussed below.   Unless the commission period is
extended, the Company is required to issue 610,534 shares of common stock (Additional Shares) to CIBA on May 15, 1999. The number of such Additional Shares was increased from 529,500 during 1997 due to the operation of an anti-dilution provision in connection with the Company's 1997 equity financing. See Note 11.

The Company is accruing for the obligation to issue the additional shares to CIBA under the SAA on a straight line basis from the agreement date of May 15, 1995, to the expected issuance date of May 15, 1999. The obligation being accrued over this four-year period is $2.4 million, which represents the value of the originally issuable preferred shares at the date of agreement. In the periods ended December 31, 1997, 1996 and 1995, the Company recorded $600,000, $600,000 and $375,000, respectively, of expenses under this agreement which are included in other expenses on the accompanying statements of operations. This amount is recorded as the obligation under strategic alliance agreement in the accompanying balance sheets as of December 31, 1997 and 1996.

Under the SAA, CIBA has the right, at its sole discretion, to terminate the SAA upon 180 days notice to the Company whereby the Company would continue to be obligated to pay to CIBA the 6 percent commission for three years beyond termination on those LADARVision Systems that were commercially placed at the time of termination. In this case, CIBA's right to the additional shares on May 15, 1999, would be terminated. Additionally, CIBA has the right to terminate the SAA upon 30 days notice should there be a change of control of the Company or if the commercial value of the Company's technology is materially impacted.

The $1,000,000 cash payment from CIBA referred to above was, in accordance with the terms of the SAA, reclassified to additional paid-in capital upon the Company's initial public offering. This amount was previously reflected as advance from shareholder in balance sheets prior to the initial public offering.

During the periods ended December 31, 1997, 1996 and 1995, CIBA contributed sales and marketing services of $471,275, $449,736 and $220,148, respectively, to the Company. This amount has been recorded as selling and marketing expense in the accompanying statements of operations, with a corresponding increase to additional paid-in capital.

5.   COMMON STOCK:
     -------------

Common Stock and Common Stock Warrants
--------------------------------------

The Company issued detachable warrants for the purchase of 1,048,350 shares of common stock in connection with a preferred stock issuance prior to its initial pubic offering. The warrants have a weighted average exercise price of $3.47 per share. These warrants expire on February 28, 1999, have a cashless exercise provision, and are exercisable at any time during their term. As of December 31, 1997, warrants for 93,000 of these shares have been exercised resulting in the issuance of 46,246 shares of common stock.

Upon completion of its initial public offering, the Company issued warrants for the purchase of 75,000 shares of common stock to the managing underwriters of the offering. These warrants have an exercise price of $9.60 per share, are exercisable after May 7, 1997, and have an expiration date of May 7, 1999.

In connection with its 1997 equity offering, the Company issued warrants for the purchase of 90,000 shares of common stock to an investment banking firm and the placement agent for the offering. These warrants have a weighted average exercise price of $3.61 per share, are currently exercisable, and have expiration dates in April 1999 and June 2002.

In June 1995, the Company agreed to place 120,000 shares of common stock in escrow for the benefit of a CIBA employee who is providing sales and marketing services to the Company. A portion of these shares was to be released to the individual in fixed annual increments over a three-year period. In June 1997, the original agreement was amended by the Board of Directors to remove any performance based vesting on the variable shares under the agreement. Of the 120,000 shares, 32,100 remain in escrow for the individual pending his commencement of employment with the Company. With the removal of variability of the stock grant based on performance, the grant was deemed to have become fixed and the Company recorded its final compensation expense using the then current fair market value of the stock. Compensation expense of approximately $215,000, $156,000 and $24,000 was recorded under this agreement during the periods ended December 31, 1997, 1996 and 1995, respectively. These amounts are included in selling and marketing expense in the statements of operations for those periods.

Investor Rights Agreement
-------------------------

In connection with the Purchase Agreement, CIBA entered into an Amended and Restated Investors' Rights Agreement (the Rights Agreement) between the Company and certain holders of its shares. The Rights Agreement provides, among other things, for uniform registration and information among such holders and gives CIBA the right of first offer with respect to future offerings of any shares of any class of the Company's capital stock.

6.   EMPLOYEE BENEFIT PLANS:
     -----------------------

Stock Options
-------------

In 1995, the Board established the Autonomous Technologies Corporation 1995 Stock Option Plan (1995 Option Plan), authorizing a total of 1,050,000 common shares for the purpose of attracting and retaining the services of qualified employees, directors and consultants. In June 1997, the Company's stockholders approved an increase in authorized shares under the 1995 Option Plan to 1,750,000. Options under the 1995 Option Plan can be either incentive stock options for employees or non-qualified stock options for consultants or directors and generally vest ratably over the five-year period following their grant. Options granted under the 1995 Option Plan can have a term of no more than 10 years.

In 1996, the Board established the Autonomous Technologies Corporation Employee Stock Purchase Plan (1996 ESPP), authorizing a total of 75,000 common shares for the purpose of providing qualifying employees the opportunity to purchase shares in accordance with the terms of the 1996 ESPP at a discount of 15 percent from market. The 1996 ESPP began operation on July 1, 1996.

A summary of the Company's 1995 Option Plan and 1996 ESPP as of December 31, 1997, 1996, and 1995 and changes during the periods then ended is presented below:

                                                           1995  Option Plan                     1996 ESPP
                                                    -------------------------------    -------------------------------
                                                                   Weighted-Average                   Weighted-Average
                                                      Shares       Exercise Price        Shares       Exercise Price
                                                    ----------    -----------------    ----------    -----------------
   Granted in 1995                                     597,600        $     .29                -         $      -
                                                    ----------        =========        ----------        =========
   Outstanding as of December 31, 1995                 597,600              .29                -                -
                                                                      =========                          =========
   Granted in 1996                                     283,550             5.02             1,417             3.40
                                                                      =========                          =========
   Exercised in 1996                                   (11,820)             .28            (1,417)            3.40
                                                    ----------        =========        ----------        =========
   Outstanding as of December 31, 1996                 869,330             1.84                -                -
                                                                      =========                          =========
   Granted in 1997                                     694,000             5.16             9,346             3.47
                                                                      =========                          =========
   Exercised in 1997                                  (173,620)             .29            (9,346)            3.47
                                                    ----------        =========        ----------        =========
   Cancellations in 1997                               (22,720)            3.14                -                -
                                                                      =========                          =========
   Outstanding as of December 31, 1997               1,366,990        $    3.70                -         $      -
                                                    ----------        =========        ----------        =========

   SFAS 123 weighted-average fair value of options granted during the year:
         1995                                          597,600        $    2.08                -                -
         1996                                          283,550        $    3.42             1,417        $    1.02
         1997                                          694,000        $    3.57             9,346        $    1.13

The following table summarizes information about stock options outstanding at December 31, 1997:

                                               Options Outstanding                                 Options Exercisable
                            -------------------------------------------------------------------------------------------------------
                               Number                                                          Number
     Range of               Outstanding at      Weighted-Average         Weighted-         Exercisable at        Weighted-
     Exercise                December 31,          Remaining              Average           December 31,          Average
      Prices                    1997            Contractual Life       Exercise Price          1997            Exercise Price
   -------------            -------------       ----------------       --------------      --------------      --------------
   $ .13 - $ .33                  430,940           7.8 years              $    .30               156,080          $    .25
   $3.50 - $4.88                  290,550           9.3 years              $   4.08                31,810          $   4.40
   $5.13 - $8.00                  645,500           9.6 years              $   5.79                45,600          $   5.63
                            -------------                                                  --------------
                                1,366,990                                  $   3.70               233,490          $   1.87
                            =============                                  ========        ==============          ========

The options outstanding at December 31, 1997, expire from February 2003 to December 2007. There are 197,570 shares remaining available for grant in the 1995 Option Plan and 64,237 shares remaining available for grant in the 1996 ESPP at December 31, 1997.

For options granted during the periods ended December 31, 1997, 1996 and 1995, the Company recognized compensation expense under APB 25 of $244,145, $218,890 and $380,626, respectively. According to the current vesting schedules related to those individual option grants, the Company will recognize additional compensation expense under APB 25 as follows:

 Year Ending
 December 31,                                                                              Amount
--------------                                                                          ------------
       1998...........................................................................       184,000
       1999...........................................................................       173,500
       2000...........................................................................       108,200
       2001...........................................................................           300
                                                                                        ------------
                                                                                            $466,000
                                                                                        ============

The Company has not elected to adopt the compensation measurement provisions of SFAS 123. Had the Company elected to measure compensation using the methodology prescribed in SFAS 123 for options during the periods ended December 31, 1997, 1996 and 1995, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                                                                  Nine Months
                                                          Year Ended          Year Ended             Ended
                                                         December 31,        December 31,         December 31,
                                                             1997                1996                 1995
                                                     ----------------      --------------      ---------------
 Net loss                     As reported             $  11,639,355         $  9,008,044        $    4,099,045
                              Pro forma               $  12,205,000         $  9,296,000        $    4,126,000

 Basic net loss per share     As reported             $        1.43         $       2.36        $         3.37
                              Pro forma               $        1.50         $       2.44        $         3.39


The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following assumptions summarized as follows:

                                                                           Expected
                Grant type and period                    Volatility          Life         Interest Rates
   ------------------------------------                ---------------  -------------   -------------------
                                                                          (in years)
   1995 option grants                                              60%       4.1               5.8%
   1996 option grants                                              60%       6.3           5.6% - 6.8%
   1997 option grants                                              70%       6.4           5.7% - 6.9%
   Employee stock purchase plan grants                         60%-70%       0.5           5.0% - 5.4%

401(k) Plan
-----------

In December 1995, the Board authorized the formation of a retirement plan for the Company's employees that qualifies under Internal Revenue Code (IRC) Section 401(k). The Plan, which began January 1, 1996, covers employees who have attained at least 18 years of age with three or more months of service. The Company may, at the Board's discretion, make matching contributions to the employee contributions. The Company has never made any matching contributions.

7.   INCOME TAXES:
     -------------

The reconciliation of the benefit for income taxes based upon the U.S. statutory federal rate (34 percent) to the Company's provision for income taxes is as follows for the periods ended:

                                                           December 31,         December 31,         December 31,
                                                               1997                 1996                 1995
                                                        ------------------   ------------------   ------------------
   Expected tax benefit at statutory rate               $       (3,958,000)   $      (3,063,000)   $      (1,394,000)
   (Increase) decrease resulting from:
      State income tax benefit,
      net of federal tax benefit                                  (423,000)            (327,000)            (149,000)
      Costs incurred but not deductible for tax
       purposes                                                     11,000                6,000               18,000

      Increase in the valuation allowance                        4,370,000            3,384,000            1,525,000
                                                        ------------------   ------------------   ------------------
          Total provision for income taxes              $             -       $            -       $            -
                                                        ==================   ==================   ==================

The Company's deferred tax accounts consisted of the following as of December 31, 1997 and 1996:

                                                                            1997               1996
                                                                      ----------------   ----------------
Assets:
      Net operating loss (NOL) carryforwards........................  $      9,220,000    $     5,382,000
      Accruals and other............................................         1,559,000          1,042,000
                                                                      ----------------   ----------------
                                                                            10,779,000          6,424,000
      Less - Valuation allowance....................................       (10,779,000)        (6,424,000)
                                                                      ----------------   ----------------
                                                                      $           -        $         -
                                                                      ================   ================

The NOL carryforwards expire in years 2005 through 2012.

The Company has had greater than 50 percent ownership changes in 1993, 1994 and 1996, as defined under the rules of IRC Section 382. Consequently, the use of the NOL carryforwards generated in periods prior to the changes in control against future taxable income in any one year may be limited. The deferred tax asset is fully reserved.

8.   RELATED PARTY TRANSACTIONS:
     ---------------------------

The Company received general and medical advisory services from three of its directors. The Company was charged $151,625, $72,000, and $18,194 in professional fees for such services in the periods ended December 31, 1997, 1996 and 1995, respectively. See also Note 4 which describes the relationship with CIBA, a related party.

9.   CONTINGENCIES:
     --------------

Legal Matters
-------------

In July 1996, VISX, Inc. (VISX) sued the Company in London, England, alleging that the Company infringed on certain European Community patents held by VISX. In October 1996, the Company filed suit in Federal Court of Canada, Trial Division against VISX. VISX is the holder of certain Canadian Letters patents relating to refractive laser surgery. In March 1997, the Company was able to reach a settlement in these two cases whereby the Company received a license from VISX to utilize certain patents outside the U.S.

In October 1996, the Company filed suit in the United States District Court for the District of Delaware against Pillar Point Partners (Pillar Point), Summit Technologies, Inc. (Summit), VISX, Summit Partner, Inc. (Summit Partner) and VISX Partner, Inc. (VISX Partner) (collectively, the Defendants). The Defendants hold a portfolio of U.S. patents relating to refractive laser surgery. The complaint seeks a declaratory judgment of non-infringement, invalidity, and/or unenforceability, with regard to the Company's LADARVision System.

As a result of these actions, the Company has incurred and anticipates that it will incur significant expenses consisting primarily of management resources, legal fees, expert witness fees and related expenses. The expenses incurred in 1997 and 1996 are classified as other expenses in the accompanying statements of operations. These expenses could amount to over $100,000 per month for the foreseeable future depending on whether or not the remaining matter can be settled and when the court proceedings, including jury trials, will be held concerning these matters. The Company believes that it does not infringe on the VISX or Pillar Point apparatus patents and that it must aggressively assert this position in order to bring its products to the commercial markets in the United States, Canada and the European Community. There can, however, be no assurances that pursuit of these actions will bring the Company any relief from the license arrangements that might be required nor is there any assurance that such licenses as might be needed to enter certain markets will be available to the Company if the Company does not prevail in its actions.


Product Liability and Insurance
-------------------------------

The Company's business involves the risk of product liability claims. The Company has not experienced any product liability claims to date. The Company maintains a "claims made" product liability insurance policy with coverage limits of $5 million per occurrence and $5 million in the aggregate. The inability of the Company to maintain adequate insurance coverage at any time could, in the event of product liability or other claims in excess of the Company's insurance coverage, have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the Company has agreed in the past, and is likely to agree in the future, to indemnify certain medical institutions and their personnel who participate in the Company's clinical studies.

10.  QUARTERLY FINANCIAL INFORMATION - UNAUDITED:
     --------------------------------------------

The tables below contain summarized unaudited quarterly data for the years ended December 31, 1997 and 1996. The Company believes this information reflects all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the quarterly information presented. The operating results for any quarter are not necessarily indicative of the results that may be expected for future periods.

                                      First           Second            Third           Fourth           Annual
                                     Quarter          Quarter          Quarter          Quarter          Totals
                                  -------------    -------------    -------------    -------------    -------------
1997
----
Operating loss                    $   2,597,840    $   3,091,332    $   2,677,129    $   3,273,054    $  11,639,355
Net loss                          $       (0.38)   $       (0.45)   $       (0.27)   $       (0.33)   $       (1.43)
Basic net loss per share
Shares used in computing
 basic net loss per share             6,852,814        6,888,689        9,900,212        9,958,832        8,151,395



1996
----                              $   1,365,696    $   2,061,456    $   3,104,560    $   3,032,204    $   9,563,916
Operating loss                    $   1,354,597    $   1,923,320    $   2,891,380    $   2,838,747    $   9,008,044
Net loss                          $       (1.09)   $       (0.43)   $       (0.43)   $       (0.42)   $       (2.36)
Basic net loss per share
Shares used in computing
 basic net loss per share             1,245,000        4,511,674        6,749,950        6,753,012        3,812,039

* - Due to the adoption of SFAS No. 128 concerning the computation of a basic net loss per share, the loss per share amounts reported in this Note 10 differ, in some cases, from those previously reported in Company filings with the Securities and Exchange Commission. See Note 1 for a further explanation of SFAS No. 128 and the specifics of the Company's adoption thereof.

11. SUBSEQUENT EVENTS
    -----------------

CIBA Shares
-----------
On March 30, 1998, the Company and CIBA agreed to the issuance of 438,821 shares of common stock to CIBA under an amendment to the SAA. These shares comprise a portion of the Additional Shares discussed in Note 4. Concurrent with this issuance, the Company's Obligation under Strategic Alliance Agreement was reclassified to common stock and additional paid-in capital. The remaining shares of the Additional Shares to be issued in 1999 (171,713) shall still be governed by the terms of the SAA.

Proposed Sale of Convertible Preferred Stock
--------------------------------------------
On April 16, 1998, the Company entered into a Convertible Preferred Stock Purchase Agreement and certain other related documents with an investor, including a Stock Purchase Warrant Agreement, relating to the sale by the Company of 500 shares of a newly designated Series I Convertible Preferred Stock ("Preferred Stock") and an option for the investor to purchase an additional 400 of such shares. The purchase price of the Preferred Stock is $10,000 per share, for a total initial purchase price of $5,000,000 with the option shares having a purchase price of $4,000,000. The option must be exercised within 55 days of the initial closing.

The Preferred Stock is convertible into common stock from time to time, but generally on a schedule of 115 shares per month, at a price ten percent less than the average of the prior five days low trading prices of the Company's common stock on the Nasdaq National Market. In no case is the entire issue of the Preferred Stock convertible into more than 2,111,710 shares of common stock. Should operation of the aforementioned formula result in the issuance of the maximum number of shares without full conversion of the Preferred Stock, the Company will be required to redeem the remainder in cash at 110% of the purchase price of the remaining Preferred Stock.

The Stock Purchase Warrant ("Warrant") shall be issued upon the purchaser's exercise of the option for 400 shares of the Preferred Stock and shall be for 300,000 shares of common stock at an exercise price of 125% of the price of the Company's common stock at the time of the initial closing. The Warrant shall have a term of 2 years.

The Preferred Stock is generally non-voting, is senior in liquidation preference to the Company's common stock and to any other preferred stock so long as it shall remain outstanding, and imposes certain limitations on the Company's operations until such time as a substantial amount of the Preferred Stock has been converted into common stock or 300 days from the initial closing, which ever occurs first.

The initial closing on the Preferred Stock shall occur upon the declaration by the U.S. Securities Exchange Commission on effectiveness of a resale registration statement on Form S-3, which the Company anticipates will be filed during April 1998.

INDEX TO EXHIBITS

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 10.10       Autonomous Technologies Corporation 1995 Stock Option Plan, as amended by the
             Board of Directors on October 14, 1997
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